The Board of Directors
WSFS Financial Corporation:

We consent to the use of our report incorporated by reference and to the reference to our firm under the heading "Experts" in the Registration Statement/Prospectus.


/s/ KPMG PEAT MARWICK LLP
--------------------------
KPMG Peat Marwick LLP


Philadelphia, PA
April 29, 1997